As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 333-157683

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSA SAFETY INCORPORATED

(Exact name of Registrant as specified in its charter)

PENNSYLVANIA	46-4914539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 CRANBERRY WOODS DRIVE CRANBERRY TOWNSHIP, PENNSYLVANIA	16066
(Address of principal executive offices)	(Zip Code)

2005 MSA SUPPLEMENTAL SAVINGS PLAN

(Full title of the plan)

Douglas K. McClaine, Esq.

MSA Safety Incorporated

1000 Cranberry Woods Drive

Cranberry Township, Pennsylvania 16066

(Name and address of agent for service)

724-776-8600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration No. 333-157683) (the “Registration Statement”) of MSA Safety Incorporated, a Pennsylvania corporation (the “Company”), as successor registrant to Mine Safety Appliances Company, a Pennsylvania corporation (“MSAC”), pertaining to the registration of $5 million of deferred compensation obligations, which were unsecured obligations of MSAC to pay deferred compensation in the future in accordance with the terms of the 2005 MSA Supplemental Savings Plan (the “Plan”), which Registration Statement was filed with the Securities and Exchange Commission on March 4, 2009.

A new holding company organizational structure was effected by MSAC pursuant to a merger (the “Merger”) implemented under Section 1924(b)(4) of the Pennsylvania Business Corporation Law of 1988, as amended, and an Agreement and Plan of Merger (the “Merger Agreement”) among MSAC, the Company and Project Q Merger Sub Corp., a Pennsylvania corporation and a direct wholly-owned subsidiary of the Company prior to the Merger (“Merger Sub”). The Merger Agreement provided for, among other things, the merger of Merger Sub with and into MSAC, after which the surviving corporation from the Merger merged with and into Mine Safety Appliances Company LLC, a Pennsylvania limited liability company and indirect wholly-owned subsidiary of the Company (“MSA LLC”), in which MSA LLC was the surviving corporation.

As a result of the Merger, the Company became the successor issuer to MSAC pursuant to Rule 414 under the Securities Act. Pursuant to such reorganization and Merger, the Company is no longer issuing the deferred compensation obligations with respect to the Plan. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and, by means of this Post-Effective Amendment, removes from registration any and all securities that have been registered for issuance but that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cranberry Township, Commonwealth of Pennsylvania, on February 27, 2015.

MSA SAFETY INCORPORATED

By	/s/ William M. Lambert
William M. Lambert
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 27, 2015:

Signature	Title

/s/ William M. Lambert William M. Lambert	Director, President and Chief Executive Officer (principal executive officer)

/s/ Stacy McMahan Stacy McMahan	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

/s/ Robert A. Bruggeworth* Robert A. Bruggeworth	Director

/s/ Alvaro Garcia-Tunon* Alvaro Garcia-Tunon	Director

/s/ Thomas B. Hotopp* Thomas B. Hotopp	Director

/s/ Diane M. Pearse* Diane M. Pearse	Director

/s/ Rebecca B. Roberts* Rebecca B. Roberts	Director

/s/ John T. Ryan, III* John T. Ryan, III	Director

/s/ L. Edward Shaw, Jr.* L. Edward Shaw, Jr.	Director

/s/ Thomas H. Witmer* Thomas H. Witmer	Director

*By:	/s/ William M. Lambert
Name:	William M. Lambert
Attorney-in-fact for each of the persons indicated